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                                                                    Exhibit 99.1



IMMUNOGEN CONTACT:           Mitchel Sayare, Ph.D.
                             Chairman and CEO
                             ImmunoGen, Inc.
                             (781)769-4242
                                www.immunogen.com

GENENTECH CONTACTS:          www.gene.com

                             Media Contact:
                             Sabrina Johnson (650)225-2742

                                Investor Contact:
                          Mike Burchmore (650)225-8852


FOR IMMEDIATE RELEASE
---------------------

            ImmunoGen and Genentech Sign Exclusive License Agreement

     Cambridge, Mass. and South San Francisco, Calif., May 4, 2000 - ImmunoGen, Inc. (Nasdaq: IMGN) and Genentech, Inc. (NYSE: DNA) today announced that Genentech has exclusively licensed ImmunoGen's maytansinoid Tumor-Activated Prodrug (TAP) technology for use with antibodies such as Herceptin (R). Under the terms of the agreement, Genentech will receive exclusive worldwide rights to commercialize anti-HER2 targeting products using ImmunoGen's maytansinoid TAP platform. Genentech will be responsible for manufacturing, product development and marketing of products resulting from the license; ImmunoGen will be reimbursed for any preclinical and clinical materials that it makes under the agreement. ImmunoGen will receive an up-front payment of $2 million. In addition to royalties on net sales, the terms of the agreement include milestone payments, assuming all benchmarks are met, for potentially up to $40 million.


     "Genentech has made a substantial commitment to the development of novel antibody therapeutics," said Dennis Henner, Senior Vice President of Research at Genentech, Inc. "Our preclinical work suggests that ImmunoGen's TAP technology may be able to enhance the efficacy of antibodies directed against tumors. This collaboration adds a potentially important new component to our BioOncology initiatives."

     "Genentech's leadership in developing and commercializing antibody-based products for cancer is exceptional," said Mitchel Sayare, Ph.D., Chairman and CEO of ImmunoGen, Inc. "We are delighted that Genentech has recognized the value of our maytansinoid platform as a way to create a new generation of anti-HER2 antibody products for the treatment of cancer."

     Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures and markets human pharmaceuticals for significant unmet medical needs. Thirteen of the approved products of biotechnology stem from Genentech science. Genentech markets seven products directly in the United States. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA.

     ImmunoGen, Inc. develops innovative biopharmaceuticals, primarily for cancer treatment. The Company has created potent tumor-activated prodrugs, consisting of drugs coupled to monoclonal antibodies for delivery to and destruction of cancer cells. The most advanced TAP, huC242-DM1/SB-408075, designed to treat colorectal and pancreatic cancer, is in a Phase I/II human clinical study. In addition to its maytansinoid platform of TAPs, the Company is working on other proprietary TAP platforms comprising agents, such as taxanes, which exert cell-killing activity via different mechanisms of action.

     This press release includes forward-looking statements based on management's current expectations. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the ability to secure future funding; the success of the Company's research strategy; the applicability of the discoveries made therein; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing and results of preclinical studies; delayed achievements of milestones; reliance on collaborators; uncertainty as to whether the Company's potential products will succeed in entering human clinical trials and uncertainty as to the results of such trials; uncertainty as to whether adequate reimbursement for these products will exist from the government, private healthcare insurers and third-party payors; and the uncertainties as to the extent of future government regulation of the pharmaceutical business.
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